EXHIBIT 99.1
                                                                    ------------


Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
          President
          (219) 836-5870                                   April 27, 2005

              AMB FINANCIAL ANNOUNCES AN INCREASE IN THE QUARTERLY
                       DIVIDEND AND FIRST QUARTER RESULTS

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the first quarter ended March 31, 2005 totaled $.14 per diluted share, compared to $.26 per diluted share reported for the quarter ended March 31, 2004. The decreased earnings per share compared to last year resulted primarily from a higher loan loss provision as well as the reporting of an unrealized loss from the Company's trading portfolio compared to an unrealized gain reported in the prior year period. Net income for the current quarter totaled $144,000 compared to $265,000 reported in the year earlier period. Return on average equity and return on average assets were 4.24% and .37%, respectively, in the current quarter compared to 8.29% and .72% in last year's comparable period.

AMB Financial Corp. also announced an increase in its quarterly cash dividend to $.07 per share for the quarter ending March 31, 2005, an increase of 16.67% from the $.06 per share paid for the prior quarter. The dividend will be payable on May 25, 2005 to the shareholders of record on May 11, 2005.

RESULTS FOR THE QUARTER ENDED MARCH 31, 2005

Net interest income for the current quarter totaled $1.13 million, up slightly from the $1.12 million for last year's first quarter. The Bank's net interest margin was 3.23% in the current quarter, compared to 3.39% in the March 31, 2004 quarter. The decline in the net interest margin was primarily due to a decline in the yield on interest-earning assets to 5.73% in the current quarter compared to 5.93% in last year's first quarter. This decrease resulted primarily from the impact of loan prepayments, with new loans originating at lower rates as well as the acceleration of amortization of premium write-off on purchased loans. The lower asset yields were partially offset by a decline in funding costs as the average cost of interest-bearing liabilities decreased to 2.53% in the current quarter from 2.56% in last year's comparable quarter.

Non-interest income decreased to $271,000 in the current quarter, compared to $352,000 reported in last year's first quarter. The decline in non-interest income was primarily attributable to a $68,000 decrease in income from trading account securities as the market price of the Company's portfolio of small thrift and community bank stocks declined primarily due to a general decline in financial institution stock prices during the quarter. In addition, the prior year period includes a $27,000 gain from the excess proceeds on a life insurance policy due to the death of one of the Company's directors. Offsetting these decreases in non-interest income was a $12,000 increase in deposit related fees, primarily due to a new fee structure on NOW account overdrafts and higher ATM surcharge fees as well as an increase of $17,000 in service fee income related to the Company's accounts receivable, serviced by others, which experienced an increase in activity between the periods. The Company also incurred a loss of $22,500 in the current quarter compared to a loss of $21,500 in prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods, which resulted in the reduction of the Company's effective income tax rate.

In March 2005, the shareholders of Intrieve, Incorporated, the Bank's data processing provider, approved the sale and merger of Intrieve into Harland Financial Solutions, Inc., a wholly owned subsidiary of John H. Harland Company. This transaction closed in April 2005. As a shareholder of Intrieve, the Bank received $344,000 in cash on its $15,000 investment, resulting in a gain of $329,000, which will be recorded in the second quarter of 2005.

Non-interest expense totaled $1.06 million in the current quarter; a decline of $9,000 from the $1.07 million reported for the quarter ended March 31, 2004. The decrease resulted from a reduction in

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advertising costs of $25,000 as well as a decline in real estate tax and depreciation expense of $15,000. These decreases were offset by increases in staffing costs of $5,000, primarily increased benefit costs, increased data processing costs of $9,000 and increased professional fees of $14,000 due to ongoing regulatory compliance efforts and increased examination fees.

The Company recorded a provision for loan losses of $154,000 during the three-month period ended March 31, 2005 as compared to a $26,000 provision in the prior year period. There were no changes in estimation method or assumptions that impacted the provision for loan losses during the quarter. During the current quarter, the Company's management, based upon updated information, authorized the establishment of $105,000 of additional reserves against three non-accrual loans including two related purchased commercial business loans secured by medical equipment having a net book value at December 31, 2004 of $72,000 and one unsecured loan to an unrelated borrower having a net book value at December 31, 2004 of $33,000. At March 31, 2005, as a result of these reserves, the subject loans had no remaining net book value. These loans were charged off in April 2005. The Bank's general allowance for loan losses was $658,000 at March 31, 2005, which is equal to 37.8% of non-performing loans and ..50% of net loans receivable.

Income tax expense totaled $40,000 in the current quarter, an effective tax rate of 21.9%, compared to $103,000 or an effective tax rate of 28.0% for the quarter ended March 31, 2004. Both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits, which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.

BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $3.2 million to $160.3 million at March 31, 2005 from $157.1 million reported at December 31, 2004. The increase in assets during the three-month period resulted primarily from growth in loan balances, which totaled $132.3 million at March 31, 2005 compared to $129.3 million at December 31, 2004, an increase of $3.0 million. In addition, the Company increased its cash position by $400,000 at March 31, 2005. The growth in assets during the three-month period was funded primarily from an increase in borrowed money, which increased by $2.0 million to $21.0 million at March 31, 2005. Deposit balances also increased slightly to $116.0 million at March 31, 2005 from $115.7 million at December 31, 2004.

As of March 31, 2005, stockholders' equity in AMB Financial Corp. totaled $13.3 million. The number of common shares outstanding at March 31, 2005 was 974,143 and the book value per common share outstanding was $13.69. The Bank's tangible, core and risk-based capital percentages of 9.02%, 9.02% and 15.33%, respectively, at March 31, 2005 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased during the past three months totaling $1.95 million or 1.22% of total assets at March 31, 2005 compared to $1.61 million or 1.02% of total assets at December 31, 2004. The increase in the most recent three-month period relates to several delinquent single-family residential loans. One of these loans, amounting to $106,000 at March 31, 2005, has since been brought current.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses,
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines,
(vii) legislation or regulations adversely affecting the Bank or Company, and
(viii) the success of the Company's workout programs for troubled assets.

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American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond and Munster, Indiana.

(Two pages of selected financial information are included with this release.)































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                               AMB Financial Corp.
                        Selected Financial Condition Data
                                 (In Thousands)

                                                         Mar. 31       Dec. 31
                                                           2005          2004
                                                        ---------     ---------
                                                       (Unaudited)


Total assets                                              160,263       157,094
Loans receivable, net                                     132,309       129,342
Mortgage-backed securities                                  2,152         2,286
Investment securities and interest bearing deposits         9,623         9,305
Deposits                                                  116,041       115,659
Borrowed money                                             20,954        18,954
Guaranteed preferred beneficial interest
 in the Company's subordinated debentures                   5,000         5,000
Stockholders' equity                                       13,339        13,409



                            Selected Operations Data
                                 (In Thousands)
                                   (Unaudited)

                                                           Three Months Ended
                                                                March 31
                                                           2005          2004
                                                        ---------     ---------

Total interest income                                   $   2,006         1,955
Total interest expense                                        874           839
                                                        ---------     ---------
 Net interest income                                        1,132         1,116
Provision for loan losses                                     154            26
                                                        ---------     ---------
 Net interest income after provision for
 loan losses                                                  978         1,090
                                                        ---------     ---------
Non-interest income:
 Fees and service charges                                     250           226
 Rental Income                                                 35            34
 Gain (loss) on trading securities                            (26)           42
 Loss from investment in joint venture                        (23)          (22)
 Increase in cash surrrender value of life insurance           30            39
 Gain from life insurance proceeds                             --            27
 Other operating income                                         5             6
                                                        ---------     ---------
 Total non-interest income:                                   271           352
                                                        ---------     ---------
Non-interest expense:
 Staffing cost                                                556           551
 Advertising                                                   25            50
 Occupancy and equipment costs                                106           121
 Data processing                                              147           136
 Professional fees                                             61            47
 Other                                                        170           169
                                                        ---------     ---------
  Total non-interest expense                                1,065         1,074
                                                        ---------     ---------
Net income before income taxes                                184           368
                                                        ---------     ---------
Provision for federal & state income taxes                     40           103
                                                        ---------     ---------
Net income                                              $     144           265
                                                        =========     =========

Earnings per share
  Basic                                                    $0.15         $0.28
  Diluted                                                  $0.14         $0.26


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
                               AMB Financial Corp.
                    Selected Financial Ratios and Other Data
                                   (Unaudited)

                                                           Three Months Ended
                                                                March 31
                                                           2005          2004
                                                        ---------     ---------
Performance Ratios:
-------------------
Return on average assets                                     0.37%         0.72%
Return on average equity                                     4.24          8.29
Interest rate spread information:
 Average during period                                       3.20          3.37
 End of period                                               3.06          3.27
Net interest margin                                          3.23          3.39
Efficiency ratio                                            75.90         74.47
Ratio of operating expense to average total assets           2.72          2.90
Ratio of average interest earning assets to average
interest-bearing liabilities:                                1.01x         1.00x
Weighted average common shares outstanding:
  Basic                                                   964,743       931,030
  Diluted                                               1,024,271     1,012,977


                                                            At            At
                                                          Mar.31        Dec.31
                                                           2005          2004
                                                        ---------     ---------
Quality Ratios:                                        (Unaudited)   (Unaudited)
---------------                                        -----------   -----------
Non-performing assets to total assets at end of
period                                                       1.22%         1.02%
Allowance for loan losses to non-performing
loans                                                       44.60         44.50
Allowance for loan losses to loans receivable, net           0.65          0.55


Capital Ratios:
---------------
Equity to total assets at end of period                      8.32          8.54
Average equity to average assets                             8.66          8.56


Other Data:
-----------
Number of full service offices                                  3             3


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

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Clement
B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date: April 27, 2005                   /s/ Clement B. Knapp
                                       -------------------------------------
                                       Clement B. Knapp
                                       President and Chief Executive Officer




                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     In connection with the quarterly report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending March 31, 2005 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), I Daniel
T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

     (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date: April 27, 2005                   /s/ Daniel T. Poludniak
                                       -------------------------------------
                                       Daniel T. Poludniak, Vice President,
                                       Treasurer and Chief Financial Officer


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